Exhibit 10.2

              Material Terms of Verbal Agreement with Taxplan Ltd.

Asia Payment System (HK) Ltd. purchased from Taxplan, Ltd., an automobile for $3,200. Edith Kam Ying Ho is an affiliate of Taxplan, Ltd.